Exhibit 10.56

May 17, 2024

Vance Fisher

Re: Offer of Employment

Dear Vance,

On behalf of Farmer Bros. Co. (the “Company”), I am pleased to offer you full-time employment in the position of Chief Financial Officer, based in Fort Worth, TX. You will report directly to John Moore, President and CEO. You will perform and execute such duties assigned with your position. Your target start date is June 1, 2024.
As discussed, your offer includes the following:
•Your annualized salary for this exempt position is $400,000.00 (or $15,384.62 per 26 bi-weekly pay periods).
•You will also be eligible to participate in the Management Incentive Plan so long as the plan remains in effect. You will be eligible for a 60% annual target, currently based on Company and individual achievement of goals, payable after the end of the Company’s fiscal year following certification by the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors (“Board”), subject to your continued service through the payment date.
•Upon joining, you will be receive the following one-time grants: (1) a time-based restricted stock unit (“RSU”) grant valued at $250,000.00; and (2) a performance-based restricted stock unit (“PBRSU”) grant valued at $300,000.00. The grants will be made under the Company’s 2020 Inducement Incentive Plan (the “Inducement Plan”) and/or 2017 Long-Term Incentive Plan (the “LTIP”, together with the Inducement Plan, the “Plans”). The number of units will be determined based on the closing stock price on the first day of the month following the date you start in this role.
The RSU grant will vest ratably over three years from the grant date and is subject to accelerated vesting in the event of a change in control (as defined under the applicable Plan or RSU award agreement). Should you have a qualifying resignation (as defined under your RSU award agreement and as determined in the sole discretion of the Board), any unvested portion of this grant will be accelerated and shall vest upon the effective date of your resignation and be settled within 75 days thereof.
The PBRSU grant will vest in full upon the date on which the volume-weighted average price per share of the Company’s common stock reaches at least $6.00 per share over the preceding 90 consecutive trading days or a change in control valuing the Company’s common stock at the target price or higher. The PBRSU grant expires upon the earlier of the end of your employment with the Company or three years from the grant date if the target price is not reached within either time period. Should you have a qualifying resignation (as defined under your PBRSU award agreement and as determined in the sole discretion of the Board), any unvested portion of this

Exhibit 10.56
grant will remain eligible to vest through the third anniversary of the grant date, notwithstanding your separation from service. The PBRSU award will be settled within 75 days of achieving the stock price hurdle.
•You will be eligible to receive additional grants on an annual basis under our Long-Term Incentive Program (the “LTI Program”), subject to annual approval by the Compensation Committee. For your anticipated LTI Program grant for the Company’s 2025 fiscal year, you will receive only a PBRSU grant valued at $250,000.00. Your annual LTI Program target grant in future years is expected to be $500,000.00. All grants will be subject to the terms of the award agreements and the plan documents.
For your 2025 fiscal year PBRSU grant, should you have a qualifying resignation (as defined under your PBRSU award agreement and as determined in the sole discretion of the Board), any unvested portion of this grant will remain eligible to vest based on actual performance through the last day of the performance period, subject to Committee certification of the performance results, notwithstanding your separation from service. Any vested and earned PBRSUs will be settled within 75 days of the last day of the performance period, and the rest will forfeit.
For your 2026 fiscal year LTI Program grants, should you have a qualifying resignation (as defined under your LTI Program award agreements and as determined in the sole discretion of the Board), (i) all but 1/3 of your total RSUs shall vest upon the effective date of your resignation and will be settled within 75 days thereof and (ii) in the case of your PBRSU grant, all but 2/3rds of the total PBRSU grant will remain eligible to vest based on actual performance through the last day of the performance period, subject to Committee certification of the performance results, notwithstanding your separation from service. Any vested and earned PBRSUs will be settled within 75 days of the last day of the performance period, and the rest will forfeit.
•Subject to the language in the underlying award agreements, a “qualifying resignation” shall generally mean a voluntary “separation from service” (as such term is defined under Section 409A of the Internal Revenue Code, as amended) as a result of your retirement occurring on or after the second anniversary of your hire date, provided that: (1) the Company has achieved positive free cash flow in each of the four quarters completed immediately prior to your resignation (as determined in the sole discretion of the Board); (2) the Company, in the reasonable discretion of the Board, has a well-qualified internal successor for the CFO position; and (3) facts or circumstances do not exist that would entitle the Company to terminate you for cause (as defined under your severance agreement) at the time of such resignation.
•You are eligible to participate in Farmer Bros. Co. benefit programs after meeting the designated waiting periods. These benefits include a 401(k), as well as, Healthcare, Vision and Dental options. All compensation and benefits programs are subject to the conditions set forth by Farmer Bros. Co. at the time of receipt. Changes are made periodically to these programs at the sole discretion of Farmer Bros. Co.
•You will be eligible to enter into the standard severance and indemnification agreements with the Company. The forms of the agreements were filed as exhibits 10.34 and 10.36, respectively, to the Company’s annual report on September 12, 2023.
•You agree and consent to the application of the Company’s compensation recovery policy as in effect from time to time and, to the extent applicable, agree that compensation payable to you (pursuant to this offer letter or otherwise) may be subject to clawback or recovery thereunder.
Except as described in the severance agreement, your employment at the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without notice, and for any or no particular reason or cause. Nothing in this offer is intended to modify this “at will” status. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice

Exhibit 10.56
at any time at the sole discretion of the Company. This “at-will” nature of your employment may only be changed by an express written agreement that is signed by you and the President and CEO of the Company.
This offer and subsequent employment is conditioned upon the following:
•Successful completion, as determined by the Company’s Board of Directors, of background, drug and reference checks. These checks must be completed prior to your start with the Company. The Company reserves the right to modify your start date should these necessary checks be delayed for any reason.
•In compliance with current immigration law, you will need to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.
If you accept this offer, and the conditions set forth are satisfied, this letter shall constitute the complete agreement between you and the Company regarding the initial terms and conditions of your employment. Any representations, whether written or oral, not contained in this letter, or contrary to this letter that have been made to you are expressly cancelled and superseded by this offer.
Please confirm your acceptance of this offer by signing this letter and retain a copy for your records.
We are pleased to offer you this position and are confident that your employment with the Company will be mutually rewarding. It is an exciting time and we look forward to your acceptance of our offer.

Sincerely,
/s/Jared Vitemb
Jared Vitemb

I have reviewed and understand the terms and conditions of this offer and accept this position:

Dated: May 17 , 2024 Signature: /s/ Vance Fisher
Print Name: Vance Fisher